EXHIBIT 99.1

MEDFORD, OR. October 31, 2006 (9:30 a.m. PT) – Lithia Motors, Inc. (NYSE: LAD) the country’s eighth-largest automotive dealership group, today announced its acquisition of a BMW and a Mercedes-Benz store in Des Moines, Iowa. Annualized revenues of the two stores are approximately $65 million. The new stores will be named BMW of Des Moines and Mercedes-Benz of Des Moines. Lithia has now completed the acquisition of eleven stores with approximately $390 million in annualized revenues in 2006.

Sid DeBoer, Lithia’s Chairman and CEO, commented, “We like the community of Des Moines which is a market that fits well with our strategy. These stores are Lithia’s first acquisitions in the state of Iowa and we now have operations in 15 states. This is Lithia’s third acquisition of a Mercedes-Benz store and our sixth BMW store. Brand diversification is important to our ongoing strategy and the acquisitions of high-line and import stores that we have done over the last month will help us build a more diverse store base,” concluded Mr. DeBoer.

About Lithia

Lithia Motors, Inc. is a Fortune 700 and Russell 2000 Company. Lithia sells 26 brands of new vehicles at 102 stores which are located in 42 markets within 15 states. Internet sales are centralized at www.Lithia.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 103,333 new and used vehicles and had $2.9 billion in total revenue in 2005.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com – go to Investor Relations

Forward Looking Statements

This press release includes forward looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company’s filings with the SEC. Specific risks in this press release include the estimated annualized revenue at the new stores.

SOURCE: Lithia Motors, Inc.

Lithia Motors
Investor Relations Department, 541-776-6591